Filed Pursuant to Rule 424(b)(3)
Registration No. 333-228423

CITIZENS, INC.

STOCK INVESTMENT PLAN

CLASS A COMMON STOCK

This prospectus describes the Citizens, Inc. Stock Investment Plan, under which existing and new investors may purchase shares of our Class A common stock or reinvest cash dividends. The plan is administered by Computershare Trust Company, N.A., an agent independent of us. Under the plan, the administrator may purchase shares of our Class A common stock in the open market or, at our option, directly from us from newly issued or treasury shares for the account of the participants who enroll in the plan with proceeds provided by plan participants.

Our Class A common stock is traded on the New York Stock Exchange under the ticker symbol “CIA.” The closing price of our Class A common stock on November 15, 2018 was $7.68 per share.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7.

WE SPONSOR THE PLAN AND THE PLAN ADMINISTRATOR ADMINISTERS THE PLAN. THE SECURITIES HELD IN PLAN ACCOUNTS ON BEHALF OF PARTICIPANTS ARE NOT SUBJECT TO PROTECTION UNDER THE SECURITIES INVESTOR PROTECTION ACT OF 1970. YOU MUST MAKE INDEPENDENT INVESTMENT DECISIONS WITH RESPECT TO YOUR PARTICIPATION IN THE PLAN BASED ON YOUR OWN JUDGMENT AND RESEARCH.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS DETERMINED IF THIS PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PLAN ACCOUNTS ARE NOT SAVINGS ACCOUNTS, DEPOSIT ACCOUNTS OR OBLIGATIONS OF A BANK. THUS, PLAN ACCOUNTS ARE NOT INSURED BY THE FDIC, SIPC OR ANY OTHER GOVERNMENT AGENCY, AND MAY LOSE VALUE. THERE IS NO BANK GUARANTY OF YOUR PLAN ACCOUNT OR THE SECURITIES IN YOUR ACCOUNT.

You should rely solely on the information contained, or incorporated by reference, in this prospectus. We have not authorized anyone to provide you with information different from that contained, or incorporated by reference, in this prospectus. We are offering to sell shares of Class A common stock pursuant to the plan only in jurisdictions where offers and sales are permitted. The information contained, or incorporated by reference, in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

The date of this prospectus is November 28, 2018

INFORMATION ABOUT CITIZENS, INC.

Citizens, Inc. (“Citizens” or the “Company”) is an insurance holding company incorporated in Colorado serving the life insurance needs of individuals in the United States since 1969 and internationally since 1975. Through our insurance subsidiaries, we pursue a strategy of offering traditional insurance products in niche markets where we believe we are able to achieve competitive advantages. As of September 30, 2018, we had approximately $1.6 billion of total assets and approximately $4.4 billion of insurance in force. Our core insurance operations include issuing and servicing:

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U.S. Dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to foreign residents, located principally in Latin America and the Pacific Rim through independent marketing consultants;

•	Ordinary whole life insurance policies to middle income households concentrated in the Midwest, Mountain West and southern United States through independent marketing consultants; and

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Final expense and limited liability property policies to middle and lower income households in Louisiana, Arkansas and Mississippi through employee and independent agents in our home service distribution channel and funeral homes.

Our principal executive office is located at 2900 Esperanza Crossing, 2nd Floor, Austin, Texas 78758, and our telephone number is (512) 837-7100. Our website can be found at www.citizensinc.com. The information contained in or that can be accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

SUMMARY OF THE PLAN

The following summary of our Stock Investment Plan focuses on the material terms of the plan and may omit certain information that may be important to you. The summary is qualified in its entirety by reference to the text of the complete plan, attached as Appendix A to this prospectus.

You should carefully read this prospectus to find out more about the plan. You must make any investment decision concerning your participation in the plan based on your own judgment and research. Your participation in the plan is entirely voluntary, and you may terminate your participation at any time. You should keep this prospectus and all account statements for future reference. If you have any questions about the plan, please contact the plan administrator, as set forth below under “Plan Administrator.”

WE HAVE NOT AUTHORIZED ANY OF OUR EMPLOYEES OR INDEPENDENT CONSULTANTS TO ANSWER QUESTIONS OR RESPOND TO NON-MINISTERIAL INQUIRIES CONCERNING THE PLAN. YOU MUST INSTEAD CONTACT THE PLAN ADMINISTRATOR.

Purpose

The purpose of the plan is to provide a convenient and economical means:

•	for new investors, employees and directors to make an initial investment in our Class A common stock;

•	for existing investors, employees and directors to purchase additional shares of our Class A common stock;

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for the actual beneficial owners to have Class A common stock registered on our records in their names, in contrast to the common practice of registering the shares in the street name of a broker, which holds the shares on behalf of an investor; and

•	for our insurance policyholders who so request to have any cash dividends on our policies held in the plan and automatically invested in shares of our Class A common stock.

Participation – How to Join

Almost anyone is eligible to enroll in the plan. Eligible participants include:

•	our insurance policyholders;

•	our existing record holders of Class A common stock;

•	our employees and directors;

•	our independent consultants; or

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persons who are not members of any of the four preceding groups but independently inquire about the plan. Neither the plan administrator nor any of our representatives or agents may solicit persons who are not members of the four preceding groups to become participants in the plan.

The plan is intended primarily to benefit long-term investors who seek to increase their investment in our Class A common stock and not for the benefit of individuals or institutions that engage in short-term trading activities that could cause aberrations in the overall trading volume of our Class A common stock. We reserve the right to reject, modify, suspend or terminate participation in this plan by otherwise eligible shareholders in order to eliminate practices that are inconsistent with the purpose of the plan or for any other reason. We also may use the plan to raise additional capital through the direct sale of shares of our Class A common stock to shareholders or new investors, who, in connection with any resales of such shares, may be deemed to be underwriters.

If you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the plan. If you live outside the U.S., you may be requested to provide satisfactory evidence to the plan administrator that your participation in the plan would not violate local laws applicable to us, the plan, or you. We reserve the right to refuse or terminate participation in the plan to any person if we deem it advisable in our sole discretion under any applicable U.S. or foreign laws or regulations.

Owners of our insurance policies may elect to have policy benefits, including dividends, automatically invested in Class A common stock through the plan. Likewise, our employees and directors may elect to participate in the plan and independent consultants, through their independent consultant contracts with the Company, may elect to have a portion of their earnings automatically invested in Class A common stock through the plan.

Both existing and prospective Class A common stockholders may enroll in the plan. A new investor (non-stockholder) must make an initial investment of a minimum of $250 and a maximum of up to $120,000 in any calendar year. The initial investment can be made by check or one-time online bank debit, or by authorizing a minimum of ten (10) consecutive monthly deductions of at least $25 each from your U.S. bank account. Checks should be made payable to: Computershare – Citizens, Inc. However, this minimum investment requirement does not apply to our insurance policyholders, registered holders of our Class A common stock, or our independent consultants whose initial investment is made through an assignment of policy benefits or commissions.

Both existing Class A common stockholders and new investors can join the plan via the Internet by going to www.computershare.com/investor and following the instructions provided, or by completing and returning an enrollment form to the plan administrator.

To receive a plan enrollment form or additional copies of this prospectus, simply contact the plan administrator as set forth below under “Plan Administrator.”

Optional Cash Purchases

You may purchase additional shares by investing a minimum of $25 at any one time and a maximum of up to $120,000 in any calendar year. You may pay for your optional cash investments by check, one-time online bank debit, or on a regular basis by monthly pre-authorized deductions from your U.S. bank account.

Funds Fully Invested

After deduction of any applicable service and trading fees, the plan administrator fully invests money paid to the plan in our Class A common stock either through the purchase of shares in the open market or directly from us. There may be a delay between the time that you enroll in the plan or the time money is paid to the plan administrator and the time that the plan administrator purchases shares of Class A common stock for your account under the plan. Until the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, no shares may be purchased for your account by the plan administrator even if you have enrolled in the plan, paid money to the plan administrator or elected to have your insurance policy benefits or employee earnings automatically invested in Class A common stock through the plan. As a result, the price actually paid for shares of Class A common stock when they are purchased for your account under the plan by the plan administrator may be higher or lower than the fair market value of the Class A common stock on the date that your enroll in the plan, the date you pay money to the plan administrator or the date on which we retain your insurance policy benefits or earnings in accordance with your enrollment in the plan.

Share Safekeeping

As a plan participant, you can deposit your Class A common stock certificates into your plan account for safekeeping. Shares that you deposit will be credited to your plan account in book-entry form. The advantage of holding shares in book-entry form under the plan is protection against certificate loss, theft or damage. An existing stockholder can deposit stock certificates for safekeeping when enrolling in the plan or at any time thereafter.

Sale, Withdrawal or Transfer of Shares at any Time

You may sell or withdraw any shares of Class A common stock credited to your account, including any shares deposited into the plan. Additionally, you may transfer or make gifts to others of our Class A common stock by contacting the plan administrator.

Transaction and Fee Table – setting forth transaction types, minimum/maximum investments and service and trading fees

Attached to this prospectus as Appendix B is a table (the “Transaction and Fee Table”) that sets forth transaction types, the minimum and maximum permitted investments, and the service and trading fees, including any brokerage commissions the plan administrator is required to pay (such fees and commissions, “Transaction Fees”) associated with the respective transaction types. We reserve the right to amend the plan and change the amounts and types of Transaction Fees.

Rights of Holders of Class A Common Stock

Upon purchase of shares through the plan, you will have all rights as a holder of our Class A common stock as provided in our articles of incorporation and bylaws and under applicable Colorado law governing business corporations. Under our articles of incorporation, shares of two classes of common stock – Class A common stock and Class B common stock – have been issued and are outstanding. As of November 12, 2018, we had 49,080,114 shares of Class A common stock issued and outstanding, no par value, and 1,001,714 shares of Class B common stock, no par value, issued and outstanding.

The voting rights of our Class A common stock and Class B common stock are equal in all respects except with regard to the election of our directors. The holders of Class B common stock have the exclusive right to elect a simple majority of the members of our board of directors, and the holders of the Class A common stock have the exclusive right to elect the remaining directors. Cumulative voting rights are not allowed in the election of directors. A majority vote of all outstanding shares of the Class A and Class B common stock, each voting separately as a class, would be required for approval of extraordinary corporate transactions, such as a merger or the sale of substantially all of our assets. For other types of actions, a majority vote of a quorum of stockholders at a meeting, represented in person or by proxy, is necessary.

We have not, to date, declared or paid any cash dividends on any of our common stock, and we have no present plans for doing so. However, if we were to declare a cash dividend, the dividend per share on the Class A common stock would be required to be twice the cash dividend per share on the Class B common stock.

Our stockholders have no preemptive rights to purchase stock in connection with an issuance of stock by us.

Stockholder Materials and Voting Rights

We will send or forward to you all applicable proxy solicitation materials, other stockholder materials or consent solicitation materials. You shall have the exclusive right to exercise all voting rights respecting your shares. You may vote any of your whole or fractional shares of which you are the record holder in person or by proxy. Your proxy card shall include your whole or fractional shares of which you are the record holder. Your shares shall not be voted unless you vote them. However, unless you notify us in writing that you elect to withhold the plan administrator’s authority, under the terms of the Plan, the plan administrator is deemed to have the written authorization to appear in person or by proxy at any annual or special meeting of shareholders of the Company and to submit your unvoted shares at the meeting for the sole purpose of determining a quorum.

Solicitation of the exercise of your voting rights by the management of the Company or others under a proxy or consent provision applicable to all holders of common stock shall be permitted. Solicitation of the exercise of your tender or exchange offer rights by management of the Company or others shall also be permitted.

Insufficient Funds

In the event that your check for an optional cash investment is returned unpaid for any reason, or an authorized electronic funds transfer cannot be affected, the plan administrator will consider the request for investment of such funds null and void, and the plan administrator will immediately remove from your account those shares, if any, purchased upon the prior credit of such funds. The plan administrator will thereupon be entitled to sell shares to satisfy an uncollected amount plus a fee of $35. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the plan administrator will be entitled to sell such additional shares from your account as may be necessary to satisfy the uncollected balance.

Plan Administrator

Computershare Trust Company, N.A. will administer the plan and act as agent for the participants. Certain services will be provided by Computershare Inc., a registered transfer agent and affiliate of Computershare Trust Company, N.A., including processing all payments received or made under the plan.

You may contact the plan administrator as follows:

By Internet:

You may contact the plan administrator via the Internet at www.computershare.com/investor. Please note that all transactions online are subject to Computershare’s Investor Center Terms and Conditions.

You may call Computershare at: 1-877-785-9659

You may write the plan administrator at the following address:

Computershare

P. O. Box 505000

Louisville, KY 40233-5000

For overnight delivery services:

Computershare

462 South 4th Street, Suite 1600

Louisville, KY 40202

Please reference Citizens, Inc. and include your name, address, account number (as shown on your plan statement) and daytime telephone number in your correspondence.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus are not statements of historical fact and constitute forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements specifically identified as forward-looking statements within this document. Many of these statements contain risk factors as well. In addition, certain statements in future filings by the Company with the Securities and Exchange Commission, in press releases, and in oral and written statements made by us or with the approval of the Company, which are not statements of historical fact, constitute forward-looking statements.

Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, and other financial items, (ii) statements of our plans and objectives by our management or Board of Directors, including those relating to products or services, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “assumes,” “estimates,” “plans,” “projects,” “could,” “expects,” “intends,” “targeted,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause the Company’s future results to differ materially from expected results include, but are not limited to:

•	Changes in the application, interpretation or enforcement of foreign insurance laws that impact our business, which derives the majority of its revenues from residents of foreign countries;

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Potential changes in amounts reserved for in connection with the noncompliance of a portion of our insurance policies with Sections 7702 under the Internal Revenue Code, the failure of certain annuity contracts to qualify under Section 72(s) of the Internal Revenue Code and the anticipated timing of finalization of our proposed closing agreements with the IRS to address these matters;

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The transition of our international business to a new Bermuda-based entity, the adoption of our international business to regulatory oversight by the Bermuda Monetary Authority and potential shifts in policyholder behavior arising from these changes;

•	Changes in foreign and U.S. general economic, market, and political conditions, including the performance of financial markets and interest rates;

•	Changes in consumer behavior or regulatory oversight, which may affect our ability to sell our products and retain business;

•	The timely development of and acceptance of our new products and the perceived overall value of these products and services by existing and potential customers;

•	Fluctuations in experience regarding current mortality, morbidity, persistency and interest rates relative to expected amounts used in pricing our products;

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The performance of our investment portfolio, which may be adversely affected by changes in interest rates, adverse developments and ratings of issuers whose debt securities we may hold, and other adverse macroeconomic events;

•	Results of litigation we may be involved in;

•	Changes in assumptions related to deferred acquisition costs and the value of any businesses we may acquire;

•	Regulatory, accounting or tax changes that may affect the cost of, or the demand for, our products or services;

•	Our concentration of business from persons residing in Latin America and the Pacific Rim;

•	Changes in tax laws;

•	Effects of acquisitions and restructuring, including possible difficulties in integrating and realizing the projected results of acquisitions;

•	Changes in statutory or U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), policies or practices;

•	Changes in leadership among our board and senior management team;

•	Our success at managing risks involved in the foregoing; and

•	The risk factors discussed below in this prospectus.

Such forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

We make available, free of charge, through our Internet website (www.citizensinc.com), our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 Reports filed by officers and directors, news releases, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the Securities and Exchange Commission. We are not including any of the information contained on our website as part of, or incorporating it by reference into, this Prospectus.

RISK FACTORS

Investing in our Company involves certain risks. Before you invest in our Class A common stock, you should carefully consider the risk factors described under “Item IA. Risk Factors” of the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, this prospectus and those that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference herein. The risks and uncertainties we have described in those documents are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem not material, may also adversely affect our business. Any of the risks discussed in those documents or that are presently unknown or not material, if they were to actually occur, could result in a significant adverse impact on our business, operating results, prospects or financial condition. References in the risk factors to “we,” “us,” “our,” “Citizens” and like terms relate to Citizens, Inc. and its subsidiaries on a U.S. GAAP consolidated financial statement basis, unless specifically identified otherwise. We operate our subsidiaries as separate and distinct entities with respect to corporate formalities.

You will not know the price of our Class A common stock at the time you make an investment decision.

Although we describe generally in this prospectus how the price of any Class A common stock you purchase will be determined, you will not know the price of the shares you are purchasing under the plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our Class A common stock may fluctuate between the time you make an investment decision and the time our shares of Class A common stock are purchased or sold by you.

The price of our Class A common stock may fluctuate between the time you decide to purchase shares under the plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the plan administrator to sell shares of our Class A common stock under the plan, you may not be able to direct the time or price at which your shares are sold (except for prices specified for day limit orders or good-til-cancelled limit orders). The price of our Class A common stock may decline between the time you decide to sell shares and the time of actual sale.

TERMS AND CONDITIONS OF THE PLAN

The following discussion sets forth the provisions of the plan that we believe will be most important to participants and prospective participants in the plan.

The Transaction and Fee Table that is attached to this prospectus as Appendix B sets forth in summary form the transaction types, the minimum and maximum permitted investments, and the Transaction Fees associated with the respective transaction types. The information set forth in the Transaction and Fee Table is discussed in more detail below. In addition, for a more complete understanding, you should refer to the copy of the plan that is included at the end of this prospectus as Appendix A.

What is the purpose of the plan?

The plan is a direct stock purchase and dividend reinvestment plan. The purpose of the plan is to provide a convenient and simple method for employees, directors, policyholders, independent consultants, existing shareholders and other prospective investors to invest in our Class A common stock and to facilitate registered ownership of our Class A common stock. The plan is primarily intended to benefit long-term investors who seek to increase their investment in our Class A common stock and not for the benefit of individuals or institutions that engage in short-term trading activities that could cause aberrations in the overall trading volume of our Class A common stock. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible common shareholders in order to eliminate practices that are inconsistent with the purpose of the plan or for any other reason. We also may use the plan to raise additional capital through the direct sale of shares of our Class A common stock to shareholders or new investors.

Am I eligible to participate in the plan?

The plan is offered to owners of insurance policies issued by the Company or our subsidiaries, existing record holders of our Class A common stock, our employees and directors and our independent consultants. Copies of this prospectus will be provided to members of these groups upon their request. We may distribute copies of this prospectus to members of these groups without first receiving a request.

The plan may also be offered to other persons who make inquiries regarding the plan to us or the plan administrator. A copy of this prospectus may be delivered to persons who make these inquiries upon their request.

EXCEPT FOR DELIVERY OF COPIES OF THIS PROSPECTUS AND RELATED MATERIALS FOR CLERICAL PURPOSES ONLY, WE HAVE NOT AUTHORIZED ANY OF OUR EMPLOYEES OR INDEPENDENT CONSULTANTS TO ANSWER QUESTIONS OR RESPOND TO NON-MINISTERIAL INQUIRIES CONCERNING THE PLAN, AND YOU MUST INSTEAD CONTACT THE PLAN ADMINISTRATOR. Any person who contacts us concerning the plan will be referred to the plan administrator for responses to the person’s questions and non-ministerial inquiries.

Participation in the plan is voluntary. We provide no advice regarding your decision to join or withdraw from the plan, and you may terminate your participation at any time.

If you wish to participate in the plan, you may do so only after receiving a copy of this prospectus, and you must complete an enrollment form, return it to the plan administrator and comply with any other applicable requirements as set forth below and in the copy of the plan included at the end of this prospectus and as may be communicated to you by the plan administrator.

Following are additional features and requirements relating to participation in the plan:

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Owners of our insurance policies may elect to have policy benefits, including dividends, automatically invested in Class A common stock through the plan. Likewise, our contracted independent consultants may elect to have portions of their earnings automatically invested in Class A common stock through the plan.

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If you are not a registered owner of our Class A common stock, you may join the plan, as set forth above, by making an initial investment of at least $250, but not more than $120,000 in any calendar year. However, if you are one of our policyholders, a registered holder of our Class A common stock, or an independent consultant of the Company or one of its subsidiaries, and you elect to assign your policy benefits (including dividends paid on life insurance policies) or commissions to the plan, this $250 minimum requirement does not apply.

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If you are not a registered owner of our Class A common stock, you can get started in the plan by returning a completed enrollment form to the plan administrator, along with your check payable to: Computershare – Citizens, Inc. You can also join the plan via the Internet at www.computershare.com/investor and fund your initial investment with a one-time online bank debit from your U.S. bank account. Alternatively, you can agree to authorize a minimum of ten consecutive automatic deductions of at least $25 each from your U.S. bank account to fund the amount of your initial investment. The plan administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement to be mailed to you.

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If you already own our Class A common stock and your shares are registered in your name, you may join the plan by returning a completed enrollment form to the plan administrator. Alternatively, you may enroll via the Internet at www.computershare.com/investor and follow the instructions provided. IN ADDITION, YOU MAY TRANSFER SHARES YOU ALREADY OWN INTO THE PLAN AT NO ADDITIONAL COST.

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If your shares are held in a brokerage, bank or other intermediary account, and you wish to participate directly in the plan, you should direct your broker, bank or trustee to register some or all of your shares of Class A common stock directly in your name.

Can I participate in the plan if I am a non-U.S. resident?

If you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the plan. If you live outside the U.S., you may be requested to provide satisfactory evidence to the plan administrator that your participation in the plan would not violate local laws applicable to us, the plan, or you. We reserve the right to terminate participation of any stockholder and to refuse participation in the plan to any person if it deems it advisable under any foreign laws or regulations.

What are my Investment Options?

Once enrolled in the plan, you have the following investment options:

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ASSIGNMENT OF POLICY BENEFITS OR COMMISSIONS. Subject to such terms as we may require, if you are one of our policyholders, you may assign policy benefits, including dividends on a life insurance policy, to the plan to be invested in our Class A common stock. Similarly, if you are an independent consultant, you may assign commissions earned upon sale of insurance policies to the plan for investment in Class A common stock.

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OPTIONAL CASH INVESTMENTS. You may purchase additional shares of our Class A common stock by using the plan’s optional cash investment feature. You must invest at least $25 at any one time but not more than $120,000 in a calendar year. We will not pay interest on amounts held pending investment.

You may make optional cash investments by sending a check to the plan administrator payable to: Computershare – Citizens, Inc. To facilitate processing of your investment, please use the transaction stub located on the bottom of your plan statement. Mail your investment and transaction stub to the address specified on the statement. The plan administrator will not accept cash, traveler’s checks, money orders or third party checks. You may also invest by making a one-time online bank debit from your U.S. bank account.

To invest on a regular, periodic basis, you may authorize monthly automatic deductions of $25 or more from your U.S. bank account. To initiate automatic deductions, you may enroll through the plan administrator’s website, www.computershare.com/investor, or, complete and sign an Authorization Form for Automatic Deductions and return it to the plan administrator. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from your account on either the 1st or 15th of each month, or both (as chosen by you, or the next business day if either the 1st or the 15th is not a business day, and will normally be invested within five business days). Automatic deductions will continue at the level you set until you change your instructions by notifying the plan administrator.

You may also make optional cash investments by going to the plan administrator’s website, www.computershare.com/investor, and authorizing a one-time online bank debit from an account at U.S. bank or financial institution. You should refer to the online confirmation for the account debit date and investment date.

In the event that your check for an optional cash investment is returned unpaid for any reason, or an authorized electronic funds transfer cannot be affected, the plan administrator will consider the request for investment of such funds null and void, and the plan administrator will immediately remove from your account those shares, if any, purchased upon the prior credit of such funds. The plan administrator will thereupon be entitled to sell shares to satisfy an uncollected amount plus a fee of $35. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the plan administrator will be entitled to sell such additional shares from your account as may be necessary to satisfy the uncollected balance.

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DIVIDEND REINVESTMENT. If we declare any cash dividends on our Class A common stock in the future, you may choose to reinvest the dividends on all, none or any portion of your shares toward the purchase of additional shares of Class A common stock. However, historically we have not paid cash dividends on our Class A common stock and we do not presently have plans for doing so. You can change your dividend reinvestment election at any time by notifying the plan administrator. For a particular dividend to be reinvested, your notification must be received before the record date for that dividend.

How are my shares purchased?

At our option, shares of our Class A common stock may be purchased in the open market through a registered broker or directly from us.

For shares of our Class A common stock purchased in the open market, such shares will be purchased by the plan administrator through its broker on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions, upon such terms with respect to price, delivery and other items, as the plan administrator may accept. The plan administrator may combine plan participant purchase requests with other purchase requests received from other plan participants and may submit the combined purchase requests in bulk to the plan administrator’s broker as a single purchase order. Purchase requests may be combined, at the plan administrator’s discretion, according to one or more factors such as purchase type (e.g., dividend reinvestment, one-time online bank debit, check), request date, or request delivery method (e.g., online, regular mail). The plan administrator will submit bulk purchase orders to its broker as and when required under the terms of the plan. The plan administrator’s broker may execute each bulk purchase order in one or more transactions over one or more days, depending on market conditions. Each plan participant whose purchase request is included in each bulk purchase order will receive the weighted average price of all shares of our Class A common stock purchased by the plan administrator’s broker for such order on the investment date. On any given trading day, open market purchases made by the plan administrator may not exceed a certain percentage cap of the average daily trading volume of our Class A common stock, as agreed by the plan administrator and us from time to time.

For shares of our Class A common stock purchased directly from us, the price will be the average of the high and low sales prices of our Class A common stock on the New York Stock Exchange during regular trading hours for that investment date. If the New York Stock Exchange is open for trading on an investment date but no trading in shares of our Class A common stock occurs on the New York Stock Exchange for that date, we will determine your price per share on the basis of market quotations as we deem appropriate. Shares of our Class A common stock purchased by participants in the plan may be treasury shares or newly issued shares of our Class A common stock, at our discretion.

Any applicable service and trading fees will be deducted from the amount you invest prior to the purchase of shares. In the unlikely event that, due to unusual market conditions, the plan administrator is unable to invest the funds within 35 days, the plan administrator will return the funds to you by check. No interest will be paid on funds held by the plan administrator pending investment. Shares will be purchased beginning on an investment date, which means each business day on which the plan administrator determines that sufficient optional cash investments, initial cash investments, policy dividends and assigned policy benefits (including policy dividends) and commissions have been received and not previously invested to warrant investing amounts in our Class A common stock. However, there will be at least one investment date in any week in which the plan administrator receives at least one optional cash investment, one initial cash investment, any assigned benefits or commissions, or any dividends for investment.

Your account will be credited with that number of shares, including fractional shares computed to six decimal places.

Unless you request one, we will not issue a certificate for any shares of Class A common stock purchased under the plan. The number of shares purchased for your account under the plan will appear on your statement of account in book-entry form. This feature protects against loss, theft or destruction of stock certificates.

How do I sell my shares out of the plan?

You may sell any number of shares held in your plan account by notifying the plan administrator by telephone, over the Internet or in writing. If you have a certificate for any shares which you desire to sell, you must deliver the certificate as the plan administrator directs in order to effect the sale. You have four choices when making a sale, depending on how you submit your sale request, as follows:

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Center or by calling the plan administrator directly at 1-877-785-9659. Market order sale requests received at www.computershare.com/investor through Investor Center or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and the current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare/investor through Investor Center or call the plan administrator directly at 1-877-785-9659. The price will be the market price of the sale obtained by the plan administrator’s broker, less a service fee of $25 and a trading fee of $0.12 per share sold.

•

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the plan administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sales requests received in writing will be submitted as batch order sales. The plan administrator will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, the plan administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the plan administrator’s broker for each aggregate order placed by the plan administrator and executed by the broker, less a service fee of $25 and a trading fee of $0.12 per share sold.

•

Day Limit Order: A day limit order is an order to sell shares when and if the shares reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of shares being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the plan administrator at its sole discretion or, if the plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor through Investor Center or by calling the plan administrator directly at 1-877-785-9659. Each day limit order sale will incur a service fee of $25 per sale and a trading fee of $0.12 per share sold.

•

Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and the current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the plan administrator at is sole discretion or, if the plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor through Investor Center or by calling the plan administrator directly at 1-877-785-9659. Each GTC limit order sale will incur a service fee of $25 per sale and a trading fee of $0.12 per share sold.

Per share trading fees include any applicable brokerage commissions the plan administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share trading fee.

All sales requests processed over the telephone will entail an additional fee of $15 if the assistance of a Customer Service Representative is required when selling shares.

The plan administrator may, for various reasons, require a transaction request to be submitted in writing. Participants should contact the plan administrator to determine if their particular request, including any sale request, must be submitted in writing. The plan administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, if you elect to sell shares through the plan administrator, you will not have any authority or power to direct the time or price at which shares are sold (except for prices specified for day limit orders or GTC limit orders) and only the plan administrator will select the broker through or from whom sales are to be made.

You should be aware that the price of our Class A common stock may rise or fall during the period between a request for sale, its receipt by the plan administrator, and the ultimate sale on the open market. Instructions for a market order or a batch sale are binding and may not be rescinded.

If you elect to sell shares online at www.computershare.com/investor through Investor Center, you may utilize the plan administrator’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the time consuming and costly ‘‘collection’’ process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, to which you must agree online.

Alternatively you may choose to sell your shares through a broker of your choice.

May I gift my shares out of the plan?

You may gift or transfer all or part of your shares to any recipient you choose by completing and signing a transfer request form provided by the plan administrator. If the recipient is already a participant in the plan, the shares will be credited to the participant’s account. The additional shares in the participant’s account will be subject to whatever election the recipient has made concerning dividend reinvestment. If the recipient is not a participant, a new account will be opened in the recipient’s name, and you may make a dividend reinvestment election on behalf of the recipient. However, the recipient at any time may change the dividend reinvestment election or terminate the recipient’s participation in the plan. You may request a copy of the Transfer of Ownership Form by calling the plan administrator or by downloading the forms from the plan administrator’s website at www.computershare.com/investor. You may call the plan administrator at 1-877-785-9659 for complete transfer instructions. You may also obtain information about transferring your shares through the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide.

Requests for transfer of book-entry shares are subject to the same requirements as the transfer of our stock certificates, including the requirement of having your signature guaranteed by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificate or transfer instructions is in fact the registered owner as the name appears on the stock certificate or stock power.

If you need additional assistance, please contact the plan administrator.

How do I obtain my stock certificates?

Certificates for any number of whole shares credited to your account under the plan will be issued upon your request made by telephone, over the Internet or in writing. Unless you request otherwise, shares for which a certificate is issued to you will be subject to whatever election you have made concerning dividend reinvestment. Any remaining shares will continue to be credited in book-entry form to your account. Certificates for fractions of shares will not be issued, and you will instead receive a cash payment for the fractional share based on the then current market price of the stock less applicable service fees, trading fees and applicable taxes. Issuance of certificates may be subject to an additional fee. Please contact the plan administrator to determine if there is a certificate issuance fee.

What is the purchase price of shares purchased through the plan?

For shares purchased in the open market, the plan administrator may combine plan participant purchase requests with other purchase requests received from other plan participants and may submit the combined purchase requests in bulk to the plan administrator’s broker as a single purchase order. Purchase requests may be combined, at the plan administrator’s discretion, according to one or more factors such as purchase type (e.g., dividend reinvestment, one-time online bank debit, check), request date, or request delivery method (e.g., online, regular mail). The plan administrator will submit bulk purchase orders to its broker as and when required under the terms of the plan. The plan administrator’s broker may execute each bulk purchase order in one or more transactions over one or more days, depending on market conditions. Each plan participant whose purchase request is included in each bulk purchase order will receive the weighted average price of all shares of our Class A common stock purchased by the plan administrator’s broker for such order on the investment date.

For shares of our Class A common stock purchased directly from us, the price will be the average of the high and low sales prices of our Class A common stock on the New York Stock Exchange during regular trading hours for that investment date. If the New York Stock Exchange is open for trading on an investment date but no trading in our Class A common stock occurs on the New York Stock Exchange for that date, we will determine your price per share on the basis of market quotations as we deem appropriate.

What are the transaction fees (service and trading fees, taxes, and other expenses) relating to participation in the plan?

A service fee, if applicable, a trading fee and any applicable taxes will be deducted from the amount you invest prior to the purchase of shares with the remainder. If you sell shares through the plan, any service fee, a trading fee and any applicable taxes payable will be deducted from the sales proceeds and you will receive a check for the net proceeds of sale. We will otherwise pay most of any costs, fees and expenses to the administrator of the plan. The Transaction Fees transaction types are set forth on the Transaction and Fee Table, attached as Appendix B to this prospectus.

How is my investment tracked?

The plan administrator will send a statement of account to you at least once a year, and will send additional statements upon your reasonable request. In addition, the plan administrator will send statements to you when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares. The statement will include specific cost basis information in accordance with applicable law.

Please retain your plan statements to establish the cost basis of shares purchased under the plan for income tax and other purposes.

You may also view year-to-date transaction activity in your plan account for the current year, as well as activity in prior years, by accessing your plan account through the Internet at the plan administrator’s website, www.computershare.com/investor. You should notify the plan administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

How do I withdraw from participation in the plan?

You may withdraw from the plan at any time. In order to withdraw from the plan, you must provide notice instructing the plan administrator to terminate your account. If the plan administrator receives such notice near a record date for an account whose dividends are to be reinvested, the plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the plan administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is completed. To terminate your account, call, write or submit your request through the Internet to the plan administrator.

If you have assigned benefits from one of our life insurance policies, or sales commissions, you must also notify us in writing of your desire to terminate this assignment.

Our shares of Class A common stock are eligible for inclusion in the Direct Registration System (“DRS”) administered by The Depository Trust Company. Under the DRS, the plan administrator will continue to hold your shares in book-entry form unless you request a certificate for any full shares and a check for any fractional share. Alternatively, you may request the sale of all or part of any such shares or have the plan administrator electronically transfer your shares to your brokerage account. The plan administrator will convert to cash any fractional shares held in your account at the time of termination at the then current market price of the Class A common stock, net of any service and trading fees and applicable taxes.

After you withdraw from the plan, you may rejoin the plan at any time by filing a new enrollment form with the plan administrator. However, the plan administrator has the right to reject such enrollment form if you repeatedly join and withdraw from the plan, or for any other reason. The plan administrator’s exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term stockholder investment service.

What are some of the tax consequences of my participation in the plan?

The following is a general discussion of the material U.S. federal income tax consequences to U.S. Participants (as defined below) of acquiring, owning, and disposing of our Class A common stock via participation in the plan. This discussion does not purport to be a comprehensive description of all of the U.S. tax considerations that may be relevant to a particular person’s decision to acquire the Class A common stock via the plan, including any state, local or non-U.S. tax consequences of acquiring, owning, and disposing of common stock. This discussion applies only to those U.S. Participants that hold our Class A common stock under the plan as capital assets for U.S. tax purposes (generally, for investment and not in connection with the carrying on of a trade or business) and does not address all aspects of U.S. federal income tax law that may be relevant to investors that are subject to special or different treatment under U.S. federal income tax law (including, for example, a participant liable for the alternative minimum tax, a participant that actually or constructively owns 10% or more by voting power or value of our aggregate common stock, or a participant transferring or receiving a transfer of shares intended to constitute a gift for federal income tax purposes). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury regulations, published rulings and other administrative guidance of the U.S. Internal Revenue Service (the “IRS”) and court decisions, all as in effect on the date hereof. These laws are subject to change or differing interpretation by the IRS or a court, possibly on a retroactive basis.

As used herein, the term “U.S. Participant” means a beneficial owner of our Class A common stock under the plan that is:

•	an individual citizen or resident of the U.S.;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state or political subdivision thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury regulations.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A common stock under the plan, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A participant in the plan that is a partnership and partners in such a partnership should consult their own tax advisors about the U.S. federal income tax consequences of acquiring, owning, or disposing of Class A common stock under the plan.

You should consult your own tax advisor with respect to the tax consequences of participation in the plan (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.

Sale, Exchange, or Withdrawal of Class A Common Stock Under The Plan. A U.S. Participant that sells or otherwise disposes of Class A common stock via the plan will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between (i) the amount realized on the sale or disposition, and (ii) the tax basis of such common stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Participant’s holding period of the underlying Class A common stock is greater than one year at the time of sale, exchange, or other disposition. Long-term capital gains of individuals are generally subject to preferential maximum U.S. federal income tax rates. A U.S. Participant’s ability to deduct capital losses is subject to certain limitations. Transfers (not including acquisitions) of existing Class A common stock to your plan account or the withdrawal (without sale or other disposition) of whole shares from your account generally will result in no gain or loss recognized for U.S. federal income tax purposes. Gain or loss, however, will generally be recognized upon the receipt of cash for a fractional share credited to your account.

Distributions and Tax Basis. A U.S. Participant must include in gross income as dividend income the gross amount of any distribution paid on the Class A common stock held under the plan, to the extent such distribution is paid out of current or accumulated earnings and profits of the Company. Distributions in excess of our current and accumulated earnings and profits will first be treated as a non-taxable return of capital to the extent of the U.S. Participant’s tax basis in the Class A common stock and thereafter as gain from the sale or exchange of common stock. See “Sale, Exchange, or Withdrawal of Class A Common Stock Under the Plan” above. Dividends received by U.S. Participants that are individuals, estates, or trusts will generally be taxed at preferential rates if such dividends meet the requirements for treatment as “qualified dividend income,” including, among other requirements, that the underlying Class A common stock is considered held by the U.S. Participant for a long enough period of time, typically 60 days for common stock. Dividends that fail to meet such requirements, and dividends received by corporate U.S. Holders, are taxed at ordinary income rates.

Cash dividends (if we were to declare any on our Class A common stock) reinvested under the plan will be taxable for U.S. federal income tax purposes as having been received by a U.S. Participant even though such U.S. Participant has not actually received them in cash. If we were to pay dividends, they would be reported, whether or not reinvested, to the U.S. Participant and the IRS shortly after the close of each year. In addition, the IRS may require that any per share trading fees (which include any brokerage commissions the plan administrator is required to pay) incurred in the purchase of shares, paid by us on your behalf, be treated as dividend income to you and generally such amounts can be included in cost basis of shares purchased. An existing policyholder using distribution amounts with respect to their existing Company insurance policy may receive some or all of such distribution free from tax if such distribution is treated for tax purposes as a return of premium. An existing policyholder using distribution amounts with respect to their existing Company insurance policy should consult its own tax advisor with respect to the tax treatment of the distribution amount and investment of such proceeds in the plan.

In the case of reinvested dividends and Class A common stock acquired directly from us through the plan on a plan participant’s behalf, a plan participant’s tax basis in the acquired shares will equal the fair market value of the shares on the relevant dividend payment date. Alternatively, when Class A common stock is purchased on the open market with reinvested dividends, a plan participant’s tax basis will generally equal the purchase price plus allocable per share trading fees (which include any brokerage commissions the plan administrator is required to pay). In the case of Class A common stock purchased on the open market with voluntary cash payments, tax basis will generally equal the cost of the shares plus an allocable share of any brokerage commissions paid on the plan participant’s behalf.

Medicare Tax. A U.S. Participant that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Participant’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Participant’s modified gross income for the taxable year over a certain threshold (which in the case of an individual will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Participant’s net investment income will generally include dividend income and net gains from the disposition of common shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Participants are urged to consult their own tax advisors regarding the applicability of the Medicare tax in respect of their investment in the plan and the underlying Class A common stock.

Information Reporting and Backup Withholding. Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and/or proceeds arising from the sale or other taxable disposition of, Class A common stock will generally be subject to information reporting and backup withholding tax (currently at a 24% rate) if a U.S. Participant (a) fails to furnish such U.S. Participant’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Participant has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Participant has furnished its correct U.S.

taxpayer identification number and that the IRS has not notified such U.S. Participant that it is subject to backup withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Participant’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Participant furnishes required information to the IRS in a timely manner. Each U.S. Participant should consult its own tax advisor regarding the information reporting and backup withholding rules.

If you are a foreign plan participant, your dividends and gross proceeds from sale or other disposition of Class A common stock under the plan may be subject to U.S. federal tax withholding, including income tax withholding and tax withholding pursuant to the Foreign Account Tax Compliance Act (“FATCA”). In certain cases, applicable tax treaties and withholding certifications may reduce or eliminate withholding for U.S. federal tax, including certifications made on an applicable IRS Form W-8 or its equivalent. If required, the appropriate amount of U.S. federal tax will be withheld from any distribution to a foreign plan participant and the balance in shares will be credited to such foreign plan participant’s account.

How do I vote my shares held under the Plan?

We will send or forward to you all applicable proxy solicitation materials, other stockholder materials or consent solicitation materials. You shall have the exclusive right to exercise all voting rights respecting your shares. You may vote any of your whole or fractional shares of which you are the record holder in person or by proxy. Your proxy card shall include your whole or fractional shares of which you are the record holder. Your shares shall not be voted unless you vote them. However, unless you notify us in writing that you elect to withhold the plan administrator’s authority, the plan administrator is deemed to have the written authorization to appear in person or by proxy at any annual or special meeting of shareholders of the Company and to submit your unvoted shares at the meeting for the sole purpose of determining a quorum.

Solicitation of the exercise of your voting rights by the management of the Company or others under a proxy or consent provision applicable to all holders of common stock shall be permitted. Solicitation of the exercise of your tender or exchange offer rights by management of the Company or others shall also be permitted.

USE OF PROCEEDS

This prospectus relates to shares of our Class A common stock that may be offered and sold from time to time under the plan. We do not know either the number of shares of our Class A common stock that will be ultimately sold under the plan nor the prices at which such shares will be sold. We will receive proceeds from the sale of the shares of our Class A common stock only to the extent that such purchases are made directly from us and not from open market purchases by the plan administrator. We intend to use the proceeds of the sale of any of newly issued shares of our Class A common stock issued under the plan for general corporate purposes.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Shares

The aggregate number of shares which the Company is authorized to issue is 100,000,000 shares of Class A common stock, with no par value, and 2,000,000 shares of Class B common stock, with no par value; of which 49,080,114 shares of Class A common stock and 1,001,714 shares of Class B common stock are issued and outstanding, fully paid and nonassessable. These numbers do not include treasury shares.

Dividend Rights

The cash dividends paid upon each share of Class A common stock are twice the cash dividends paid on each share of Citizens Class B common stock. The Company has never paid cash dividends on its Class A common stock.

Voting Rights

The voting rights of Class A common stock and Class B common stock are equal in all respects except that the holders of Class B common stock have the exclusive right to elect a simple majority of the members of the Board of Directors, and the holders of Class A common stock have the exclusive right to elect the remaining directors.

The holders of common stock do not have cumulative voting rights. The Company’s Articles of Incorporation contain a provision to reduce the two-thirds voting requirement found in the Colorado Corporation Code.

The Company’s Articles of Incorporation provide that the Board of Directors has the power to enact, alter, amend and repeal our bylaws not inconsistent with the laws of Colorado and the Articles of Incorporation, as the Board of Directors deems best for the management of the Company; however Colorado statutes give shareholders the right to amend and repeal bylaws even if not so provided for in the bylaws themselves.

Special meetings of shareholders may be called by a majority of the Board of Directors or by the holders of shares representing at least ten percent of all votes entitled to be cast on any matter proposed to be considered at the special meeting, if the Company receives one or more written demands for the meeting, stating the purpose or purposes for which it is to be held, signed and dated by such holders. A majority of the shares of the outstanding capital stock entitled to vote constitutes a quorum of shareholders under our bylaws. Our bylaws also provide that shareholders can take action without a meeting provided that all the shareholders entitled to vote have consented to the action in writing.

Preemptive Rights

Shares of the Company may be issued at any time, and from time to time, in such amounts, and for such consideration as may be fixed by the Board of Directors. No shareholder has any preemptive or preferential right to purchase or to subscribe for any shares of capital stock or other securities which may be issued by the Company.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the shareholders are entitled to share, on a share-for-share basis, any of the assets or funds of the Company which are distributable to its shareholders upon such liquidation, dissolution, or winding up.

NAMED EXPERTS AND COUNSEL

Legal Counsel

The validity of the Class A common stock covered by this prospectus has been passed upon for us by Hogan Lovells US LLP.

Independent Registered Public Accounting Firm

The consolidated financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which the report on the Company’s internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedules of the Company for the years ended December 31, 2016 and 2015 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference. Such financial statements and the related financial statement schedules have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

Our Transfer Agent and Registrar is Computershare Trust Company, N.A.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room located at 100 F Street NE, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of such public reference room. Our SEC filings are also available to the public at the website maintained by the SEC at www.sec.gov.

You may obtain any of the documents incorporated by reference by contacting us or the SEC or through the SEC’s Internet Website, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address: 2900 Esperanza Crossing, 2nd Floor, Austin, Texas 78758, Attention: Secretary, telephone (512) 837-7100, e-mail corporate@citizensinc.com. Copies of these documents are also available on our website, www.citizensinc.com.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you the documents containing this information. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.

We are incorporating by reference the Company’s filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of the offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 29, 2018;

(b) The portions of our Definitive Proxy Statement on Schedule 14A, filed on April 24, 2018, that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 29, 2018;

(c) Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed on May 4, 2018, for the quarter ended June 30, 2018, filed on August 7, 2018, and for the quarter ended September 30, 2018, filed on November 7, 2018;

(d) Our Current Reports on Form 8-K, filed on January 26, 2018, April 25, 2018, May 30, 2018, June 8, 2018, June 11, 2018, August 22, 2018 and August 24, 2018;

(e) Our Amended Current Report on Form 8-K/A, filed on May 3, 2018; and

(f) The description of our common stock contained in our Form 8-A filed on July 25, 2002, including any amendments or reports filed for the purpose of updating the description.

This prospectus is part of a registration statement that we filed with the SEC. Upon written or oral request, we will provide, without charge, to each person, including beneficial owners of our securities, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your request for copies should be directed to the Secretary, Citizens, Inc., 2900 Esperanza Crossing, 2nd Floor, Austin, Texas 78758; telephone (512) 837-7100; e-mail corporate@citizensinc.com. Copies of these documents are also available on our website, www.citizensinc.com.

APPENDIX A

CITIZENS, INC. STOCK INVESTMENT PLAN

Citizens, Inc., a Colorado corporation (the “Company”), hereby amends and restates the Citizens, Inc. Stock Investment Plan, effective November 6, 2018 (the “Plan”).

WHEREAS, the Company wishes to offer to employees, directors, policyholders, independent consultants, existing shareholders and other prospective investors opportunities to purchase the Company’s Class A common stock, no par value per share (“Common Stock”), and to offer to shareholders the ability to maintain registered ownership of their Common Stock in a manner which facilitates efficient purchases and sales;

WHEREAS, the Company is not an Affiliate (as hereinafter defined) of the Administrator, and has been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (as defined herein) for a period of at least 90 days;

WHEREAS, the Plan is a direct stock purchase and dividend reinvestment plan that aims to provide a convenient and simple method for employees, directors, policyholders, independent consultants, existing shareholders and other prospective investors to invest in the Common Stock, and to facilitate registered ownership of the Common Stock;

WHEREAS, the Plan includes an investor registration option feature enabling an investor to have its share ownership registered directly on the stock records of the Company while providing investors with an alternative to certificate-based or nominee ownership; and

WHEREAS, the Company wishes to amend and restate the Plan in its entirety.

NOW, THEREFORE; the Plan is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article I shall, for all purposes of this Plan, have the following respective meanings:

Account. The term “Account” shall mean, as to any Participant, the account maintained by the Administrator evidencing (i) the shares (and/or fraction of a share) of Common Stock, consisting of Plan Book-Entry Shares (a) purchased through the Plan or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof, and credited to such Participant and (ii) cash held in the Plan pending investment in Common Stock for such Participant.

Account Shares. The term “Account Shares” shall mean all shares (including any fraction of a share) of Common Stock, consisting of Plan Book-Entry Shares, credited to and included in the Account of a Participant by the Administrator, that are (a) purchased through the Plan and/or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof. Any references herein to shares of Common Stock deposited into the Plan or purchased through the Plan (through optional cash investments or reinvestment of Dividends, policy benefits or commissions) shall mean Plan Book-Entry Shares held in a Participant’s Account.

Administrator. The term “Administrator” shall mean Computershare Trust Company, N.A. Certain services will be provided by Computershare Inc., a registered transfer agent and an affiliate of the Administrator. In connection with the Plan, the Administrator shall be deemed an agent independent of the Company who satisfies applicable legal requirements (including, without limitation, the requirements of Regulation M under the Exchange Act), for purposes of making purchases and sales of Common Stock under the Plan.

Affiliate. The term “Affiliate” shall mean with respect to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with such person. A Person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person, whether through ownership of stock, by contract or otherwise.

Business Day. The term “Business Day” shall mean any day, excluding Saturdays, Sundays and legal holidays, on which federally chartered banks in the State of New York are regularly open for business.

Certificated Shares. The term “Certificated Shares” shall mean any Common Stock for which a Participant has received and holds a certificate in the Participant’s name evidencing such shares.

Common Stock. The term “Common Stock” is defined in the Recitals of this Plan.

DRS Book-Entry Shares. The term “DRS Book-Entry Shares” shall mean shares held in book-entry form in a Participant’s name through the Direct Registration System administered by The Depository Trust Company.

Dividend. The term “Dividend” shall mean cash dividends paid on Common Stock.

Enrollment Form. The term “Enrollment Form” shall mean the documentation that the Administrator and/or Company shall require to be completed and received prior to the enrollment in the Plan of an investor that is an existing registered owner of Common Stock pursuant to Section 2.1 hereof, or a Participant’s changing the Participant’s options under the Plan pursuant to Section 6.1 hereof, or a Participant’s depositing shares of Common Stock into the Plan pursuant to Section 4.1 hereof.

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Initial Enrollment Form. The term “Initial Enrollment Form” shall mean the documentation that the Administrator and/or Company shall require to be completed and received prior to the enrollment in the Plan of an investor that is not an existing registered owner of Common Stock pursuant to Section 2.1 hereof. At the time of the initial enrollment in the Plan, the investor’s Enrollment Form shall contain a certification of its taxpayer identification number.

Irrevocable Stock Power. The term “Irrevocable Stock Power” shall mean the documentation which the Participant completes and submits to the Administrator prior to such Participant’s gift or transfer of Account Shares pursuant to Section 5.2 hereof.

IRS. The term “IRS” shall mean the Internal Revenue Service.

Investment Date. The term “Investment Date” shall mean each Trading Day on which the Administrator determines, in its sole discretion, that sufficient optional cash investments pursuant to Section 2.4 hereof and/or initial cash investments pursuant to Section 2.3 hereof and/or Dividends and/or assigned benefits and commissions have been received and not previously invested to warrant investing such optional cash investments and/or initial cash investments and/or assigned benefits and commissions or reinvesting such Dividends in Common Stock pursuant to Article III hereof; provided, however, that there shall be at least one Investment Date during each period beginning on Monday of each week and ending on Friday of the same week in which the Administrator receives at least one optional cash investment, one initial cash investment, any assigned benefits or commissions. The Investment Date for reinvesting Dividends shall be the Dividend payment date or the next Trading Day if the Dividend payment date is not a Trading Day.

Market Share Purchase Price. The term “Market Share Purchase Price,” when used with respect to shares of Common Stock (whether whole or fractional shares), shall mean (i) if shares are purchased in the open market, the weighted average purchase price per share of the aggregate number of shares purchased in the open market for the associated bulk purchase order placed on any given Investment Date, or (ii) if, at the Company’s discretion, shares are purchased directly from the Company, (A) the average of the high and low sales prices of Common Stock on the New York Stock Exchange during regular trading hours for that investment date or (B) if the New York Stock Exchange is open for trading on an investment date but no trading in shares of Common Stock occurs on the New York Stock Exchange for that date, the price as determined on the basis of market quotations as the Company deems appropriate, in each instance, not including any per share trading fees, which include any brokerage commissions the Administrator is required to pay, or other Transaction Fees. Transaction Fees are deducted from the total investment amount, and the net amount remaining is invested.

Market Share Sales Price. The term “Market Share Sales Price,” when used with respect to shares of Common Stock sold in the open market (whether whole or fractional shares), shall mean the sales price per share dependent of the method of sale (whether batch order, market order, day limit order or good-til-canceled limit order) of the aggregate number of shares sold in the open market for the date any sale is made, not including any per share trading fees, which include any brokerage commissions the Administrator is required to pay, or other Transaction Fees. However, Transaction Fees are deducted from the gross proceeds of sale, and the net amount remaining is paid out.

Maximum Amount. The term “Maximum Amount” is defined in Section 2.4 hereof.

Non-United States Resident. The term “Non-United States Resident” shall mean a Person that is a citizen or resident of, or is organized or incorporated under, or has its principal place of business in, a country other than the United States, its territories and possessions.

Participant. The term “Participant” is defined in Section 2.1 hereof.

Participant’s Total Position. The term “Participant’s Total Position” shall mean the total shares of Common Stock held by the Participant, whether evidenced by one or more certificates in the Participant’s name or held as DRS Book-Entry Shares or Plan Book-Entry Shares, as to which the Participant may designate that any Dividends on all, part or none of the number of such shares shall be reinvested in Common Stock to be held as Plan Book-Entry Shares in the Participant’s Account.

Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate, unincorporated organization or other entity.

Plan Book-Entry Shares. The term “Plan Book-Entry Shares” shall mean shares held in book-entry form, excluding DRS Book-Entry Shares, in a Participant’s name and in the Participant’s Account by the Administrator.

Statement of Account. The term “Statement of Account” shall mean a written statement prepared by the Administrator and sent to a Participant pursuant to Section 6.6 hereof, which sets forth all information required by this Plan or applicable law.

Trading Day. The term “Trading Day” shall mean any Business Day on which shares of the Common Stock are traded on the principal stock exchange, market, electronic quotation or over-the-counter system on which the Common Stock is listed or authorized for quotation or trading.

Transaction Fee. The term “Transaction Fee” shall mean the service and trading fees, including any brokerage commissions the Administrator is required to pay, as set forth on the Transaction and Fee Table.

ARTICLE II

PARTICIPATION

Section 2.1. Participation. Any Person (other than the Company), who (a) is a record holder of Common Stock, (b) is an employee or director of the Company or one of its subsidiaries, (c) is a holder of an insurance policy issued by the Company or one of its subsidiaries, (d) is a contracted independent consultant of the Company or one of its subsidiaries or (e) makes an unsolicited inquiry of the Administrator or the Company regarding the Plan, may elect to participate in the Plan; provided, however, that if such Person is a Non-United States Resident, he or she may be requested to provide evidence satisfactory to the Administrator that the Participant’s participation in the Plan would not violate local laws applicable to the Company, the Plan or such Non-United States Resident. The Company may exclude from participation in the Plan anyone that may utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of our common stock. The Company reserves the right to reject, modify, suspend or discontinue participation in the Plan by otherwise eligible holders or beneficial owners of Common Stock in order to eliminate practices that are inconsistent with the purposes of the Plan or for any other reason.

In order to participate in the Plan:

A Person that is a registered holder of Common Stock must complete and return to the Administrator an Enrollment Form.

A Person that is not a registered holder of Common Stock, must complete and return to the Administrator an Initial Enrollment Form and do at least one of the following:

(i) have Common Stock for which the Participant is not the registered owner transferred to the Plan, pursuant to Section 4.1 hereof,

(ii) make an initial cash investment pursuant to Section 2.3 hereof,

(iii) elect to have insurance benefits invested in Common Stock pursuant to Section 2.3 or Section 2.4 hereof; or

(iv) elect to have earned insurance commissions invested in Common Stock pursuant to Sections 2.3 and 2.4 below.

Any Person who has met the above requirements to participate in the Plan, has not revoked such election to participate in the Plan and has not been excluded from the Plan by the Company is herein referred to as a “Participant.”

Section 2.2. Reinvestment of Dividends. If and when the Company pays a cash Dividend on the Common Stock, a Participant may elect to have the Participant’s Dividends on all or a specified number of shares in the Participant’s Total Position invested in shares (including any fraction of a share) of Common Stock and credited to the Participant’s Account. The Dividends on the number of shares in the Participant’s Total Position that are not reinvested as provided above in this Section 2.2 will be paid to the Participant.

Section 2.3. Initial Investment. A Person who is not a registered owner of Common Stock may become a Participant by making an initial payment of at least $250 but not more than $120,000, by check or electronic funds transfer (either as a one-time payment or a periodic automatic debit from the Person’s U.S. bank account) payable to the Administrator, to be invested in Common Stock pursuant to Section 3.2 hereof; provided, however, that payment for such initial cash investment must be accompanied by a completed Initial Enrollment Form. For an owner of an insurance policy issued by the Company or one of its subsidiaries or an independent consultant for the Company and its subsidiaries whose initial investment is made through an assignment of benefit or commission, no minimum shall apply. An initial cash investment in shares of Common Stock may be made in the name of any Person specified in the Initial Enrollment Form.

Section 2.4. Optional Cash Investments. A Participant may elect to make payments at any time or from time to time to the Plan, by check or electronic funds transfer payable to the Administrator, for investment in Common Stock pursuant to Section 3.2 hereof; provided, however, that any Participant who elects to make optional cash investments pursuant to this Section 2.4 must invest at least $25 for any single investment and may not invest more than $120,000 in any calendar year (the “Maximum Amount”). For purposes of determining whether the Maximum Amount has been reached, initial cash investments pursuant to Section 2.3 shall be counted as optional cash investments. An optional cash investment in shares of Common Stock may be made in the name of any Person.

To invest on a regular, periodic basis, Participants may authorize monthly automatic deductions of $25 or more from their U.S. bank accounts. To initiate automatic deductions, Participants may enroll through the Administrator’s website or complete and sign an Authorization Form for Automatic Deductions and return it to the Administrator. Forms will be processed and will become effective as promptly as practicable; however, Participants should allow four to six weeks for their first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from Participants accounts on either the 1st or 15th of each month, or both (as chosen by the Participant, or the next business day if either the 1st or the 15th is not a business day, and will normally be invested within five business days). Automatic deductions will continue at the level set by a Participant until the Participant changes its instructions by notifying the Administrator.

Section 2.5. Registration. All Common Stock held in a Participant’s Account must be registered on the records of the Company in the name of such Participant.

ARTICLE III

DIVIDEND REINVESTMENT, INVESTMENT OF OPTIONAL CASH PAYMENTS,

ASSIGNED BENEFITS OR COMMISSIONS AND INITIAL CASH PAYMENTS AND

COMMON STOCK PURCHASES

Section 3.1. Dividend Reinvestment. If a Participant has elected reinvestment of Dividends, the Company shall pay such Dividends to the Administrator or its nominee on behalf of such Participant. Subject to this Article III, Dividends shall be reinvested in shares of Common Stock purchased in the manner provided in Section 3.3(a) hereof. No interest shall be paid on Dividends held pending reinvestment pursuant to this Article III.

Section 3.2. Investment of Optional Cash Payments, Assigned Policy Benefits and Commissions and Initial Cash Payments. Subject to this Article III, any optional cash investments, assigned policy benefits or commissions and initial cash investments received by the Administrator of the Plan from a Participant shall be invested in shares of Common Stock purchased in the manner provided in Section 3.3(b) hereof. Optional cash investments, assigned benefits or commissions and initial cash investments not received by the Administrator at least two Business Days prior to an Investment Date need not be invested on such Investment Date; provided, however, that any such optional cash investments, assigned benefits or commissions and initial cash investments not invested on such Investment Date shall be invested beginning on the next succeeding Investment Date. No interest shall be paid on optional cash investments, assigned benefits, commissions or initial cash investments or assigned benefits or commissions held pending investment pursuant to this Article III.

Section 3.3. Shares Purchased.

(a) Reinvestment of Dividends in shares of Common Stock shall be governed by this Section 3.3(a). Beginning on an Investment Date for Dividends, the Administrator shall apply the amount of any Dividends paid to the Administrator on behalf of the Participants on such Investment Date to the purchase of shares of Common Stock, at the Company’s discretion, either in the open market or directly from the Company from newly issued or treasury shares.

(b) Investment of optional cash investments, assigned benefits or commissions and/or initial cash investments in shares of Common Stock shall be governed by this Section 3.3(b). Beginning on each Investment Date, the Administrator shall apply the amount of any optional cash investments, assigned benefits or commissions and/or initial cash investments received by the Administrator from such Participant since the preceding Investment Date (excluding any amounts received from such Participant within two Business Days of such Investment Date but including any amounts received from such Participant within two Business Days prior to the preceding Investment Date as set forth in Section 3.2 hereof), to the purchase of shares of Common Stock, at the Company’s election, either in the open market or directly from the Company from newly issued or treasury shares.

Purchases in the open market pursuant to this Section 3.3 may begin on the applicable Investment Date and shall be completed (i) in the case of Dividends being reinvested, no later than 30 days from the date the Administrator received such Dividends and (ii) in the case of optional cash investments, assigned benefits or commissions and/or initial cash investments being invested, no later than 35 days from the date the Administrator received such investments. Any funds not so invested during the relevant period shall promptly be paid, without interest, to the relevant Participants.

Open market purchases pursuant to this Section 3.3 may be made in ordinary brokerage transactions on any securities exchange on which the Common Stock is traded, in the over-the-counter market, or by negotiated transactions and may be upon such terms and subject to such conditions with respect to price and delivery to which the Administrator may agree and that, in the case of optional cash investments, assigned benefits or commissions or initial cash investments, are not inconsistent with the relevant Participant’s instructions. With regard to open market purchases of shares of Common Stock pursuant to this Section 3.3, neither the Company nor any Affiliate of the Company may exercise any direct or indirect control or influence over the time or price at which shares of Common Stock may be purchased, the number of shares purchased, the manner in which purchases are effected, the selection of any broker or dealer who effects purchases (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such purchases must be made in accordance with the terms and conditions of this Plan. A Participant shall not have any authority or power to direct the time or price at which shares of Common Stock may be purchased, the number of shares purchased, the manner in which purchases are effected, the selection of any broker or dealer who effects purchases (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such purchases must be made in accordance with the terms and conditions of this Plan. For the purpose of making or causing to be made purchases of shares of Common Stock pursuant to this Section 3.3, the Administrator shall be entitled to commingle each Participant’s funds with those of all other Participants. The Administrator may submit a Participant’s or a group of Participants’ purchase requests in bulk to the Administrator’s broker as a single purchase order. Purchase requests may be combined, at the Administrator’s discretion, according to one or more factors such as purchase type (e.g., dividend reinvestment, one-time ACH, check), request date, or request delivery method (e.g., online, regular mail). The Administrator shall submit bulk purchase orders to its broker as and when required under the terms of the Plan. The Administrator’s broker may execute each bulk purchase order in one or more transactions over one or more Trading Days, depending on market conditions, not to exceed the time and volume limitations set forth in this Section 3.3(b).

On any given Trading Day, open market purchases made by the Administrator shall not exceed a certain percentage cap of our Common Stock’s average daily trading volume on the Trading Day, as agreed to by the Company and the Administrator from time to time.

Purchases of Common Stock directly from the Company will be made on the applicable Investment Date. For shares of Common Stock purchased directly from the Company, the price will be the average of the high and low sales prices of Common Stock on the New York Stock Exchange during regular trading hours for that Investment Date. If the New York Stock Exchange is open for trading on an Investment Date but no trading in shares of the Class A common stock occurs on the New York Stock Exchange for that date, the Company will determine the price per share on the basis of market quotations as the Company deems appropriate.

The number of shares (and/or fraction of a share rounded to six decimal places) of Common Stock that shall be credited to a Participant’s Account with respect to an Investment Date to which this Section 3.3 applies shall be equal to (i) the sum of (A) the amount of any Dividends reinvested on any such Investment Date for such Participant’s Account and/or (B) the amount of any optional cash investments, assigned benefits or commissions and/or initial cash investments received by the Administrator from such Participant since the preceding Investment Date (excluding any amount received from such Participant within two Business Days of such Investment Date but including any amounts received from such Participant within two Business Days prior to the preceding Investment Date that were not invested on the preceding Investment Date as set forth in Section 3.2 hereof), less any amounts which the Participant is obligated to pay, divided by (ii) the Market Share Purchase Price with respect to a given bulk order placed on any such Investment Date. Such shares shall be registered directly on the stock records of the Company in the name of the Participant.

Section 3.4. Purchases Made for Owners of Insurance Policies. The Company may void Common Stock purchases under the Plan in the event valid consideration is or was not received in connection with the purchase of shares by the Participant. In such event, the Company will void the share issuance by instructing the Transfer Agent and giving notice to Participant. Upon receipt of a written instruction from the Company, the Administrator will debit such shares from the Participant’s plan account. The Administrator shall not be liable for any loss or damage that may result from its acting in accordance with the Company’s written instruction as set forth in this Section. Each such Participant will receive a notice in writing of such debit with a statement of the reason for the applicable shares being voided.

Section 3.5. Insufficient Funds. In the event that any check or other deposit from a Participant is returned unpaid for any reason or an authorized electronic funds transfer cannot be affected, the Administrator will consider the request for investment of such funds null and void, and will immediately remove from the Participant’s account those shares, if any, purchased upon the prior credit of such funds. The plan administrator will thereupon be entitled to sell shares to satisfy an uncollected amount plus a fee of $35. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Administrator may sell additional shares from the Participant’s account as necessary to satisfy the uncollected balance.

ARTICLE IV

DEPOSITED COMMON STOCK OR OTHER ELIGIBLE SECURITIES

Section 4.1. Deposited Common Stock. A Participant may elect to (a) have certificates in the Participant’s name representing shares of Common Stock of which the Participant is the record holder deposited into the Plan by completing an Enrollment Form, if required by Section 2.1 hereof, and delivering such certificates (and, if required, Enrollment Form) to the Administrator or (b) have shares of Common Stock, of which the Participant is the beneficial owner, deposited into the Plan by completing an Enrollment Form, if required by Section 2.1 hereof, and authorizing the record holder to transfer such shares to the name of such Participant. Shares of Common Stock so deposited shall be maintained and registered in the name of the depositing Participant and credited to such Participant’s Account.

Section 4.2. Withdrawal of Common Stock Deposited Pursuant to Section 4.1. Shares of Common Stock deposited pursuant to Section 4.1 hereof may be withdrawn from the Plan pursuant to Section 6.2 hereof.

ARTICLE V

SALE OF ACCOUNT SHARES; GIFT OR TRANSFER OF ACCOUNT SHARES

Section 5.1. Sale of Account Shares. A Participant may request, at any time, that all or a portion of the Participant’s Account Shares be sold by notifying the Administrator. Subject to this Section 5.1, the Administrator shall make such sales as soon as practicable (in accordance with stock transfer requirements and federal and state securities laws), but in no event later than five (5) Business Days, after receiving such sale instructions. As soon as practicable following the receipt of proceeds from such sale, the Administrator shall pay to such Participant an amount equal to the difference between (i) the product of (a) the Market Share Sales Price and (b) the number of the Participant’s Account Shares sold and (ii) any amounts which the Participant is obligated to pay.

If the Administrator receives instructions near the record date but before the related Dividend payment date to sell all Account Shares for a Participant that has elected Dividend reinvestment, in conjunction with such Participant’s termination from the Plan, the sale shall be processed as described above, and the Administrator shall as soon as practicable following the receipt of the Dividends, and in its sole discretion, either pay such Dividends to such Participant or reinvest such Dividends in shares on behalf of the Participant. In the event reinvestment is made, the Administrator will process the Participant’s termination as soon as practicable, but in no event later than five Business Days after the investment is completed.

Open market sales of Account Shares pursuant to this Section 5.1 may be made in ordinary brokerage transactions on any securities exchange on which such Account Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms and subject to such conditions with respect to price and delivery to which the Administrator may agree. With regard to open market sales of Account Shares pursuant to this Section 5.1, neither the Company nor any Affiliate of the Company may exercise any direct or indirect control or influence over time or price at which Account Shares may be sold, the number of shares sold, the manner in which sales are effected, the selection of any broker or dealer who effects sales (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such Account Shares are to be sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such sales must be made in accordance with the terms and conditions of the Plan. A Participant shall not have any authority or power to direct the time or price at which Account Shares may be sold (except for prices specified for day limit orders or good-til-cancelled (“GTC”) limit orders as described below), the number of shares sold, the selection of any broker or dealer who effects sales (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such Account Shares are to be sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such sales must be made in accordance with the terms and conditions of the Plan. A day limit order is an order to sell Account Shares when and if Account Shares reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of Account Shares being sold and the current trading volume in the Account Shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. A GTC limit order is an order to sell shares when and if the Account Shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of Account Shares being sold and current trading volume in the Account Shares, sales may be executed in multiple transactions and over more than one day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. Day limit and GTC limit orders may be cancelled by the applicable stock exchange, by the Administrator in its sole discretion or, if the Administrator’s broker has not filled the order, at the Participant’s request. For the purpose of making or causing to be made sales of Account Shares pursuant to this Section 5.1, the Administrator shall be entitled to aggregate sale orders of each Participant’s Account Shares with those of all other Participants.

Section 5.2. Gift or Transfer of Account Shares. A Participant may, at any time, elect to transfer (whether by gift, private sale or otherwise) ownership of all or a portion of the Participant’s Account Shares to the Account of

another Participant or establish an Account for a Person not already a Participant by delivering to the Administrator a completed Irrevocable Stock Power to that effect designating the transferee(s), with the signature thereon guaranteed by a Person that is a member of the Securities Transfer Agents Medallion Program, Stock Exchanges Medallion Program, New York Stock Exchange Medallion Signature Program or any other signature guarantee program generally recognized by the securities transfer industry which is acceptable to the Administrator, and an Enrollment Form, if applicable.

Account Shares (including fractional shares) transferred in accordance with the preceding paragraph shall be registered directly on the stock records of the Company in the name of the transferee and shall be credited to the transferee’s Account. If the transferee is already a Participant, Dividends on such transferred Account Shares shall be reinvested in shares of Common Stock under the Plan consistent with the transferee’s reinvestment election level (i.e., full, partial or none) then in effect. If the transferee is not already a Participant, the Administrator shall automatically enroll the transferee in the Plan and open an Account in the name of such transferee if the transferor, at the time the gift is made, makes a dividend reinvestment election on behalf of the transferee. The transferee may change such reinvestment level after the gift has been made. If the transferee notifies the Administrator that it does not wish to be a Participant, such notice shall be deemed a request to terminate participation in the Plan pursuant to Section 6.3 hereof.

If a completed Irrevocable Stock Power (evidencing a transfer of ownership by gift, private sale or otherwise) with regard to Account Shares and other required documentation are received by the Administrator after the record date but before the related payment date for any Dividend thereon, the Irrevocable Stock Power shall be processed as described above, and the Administrator shall as soon as practicable following the receipt of the Dividends paid on such Account Shares, reinvest or pay such dividends to the transferor in accordance with the transferor’s reinvestment election.

Section 5.3. Reinvestment of Dividends on Remaining Shares. If a Participant has elected to have the Dividends (in the event cash dividends are paid) on only a portion of the number of shares comprising the Participant’s Total Position reinvested pursuant to Section 2.2 hereof, and, due to transactions in shares of the Participant’s Common Stock, the Participant comes to own less than the number of shares in the Participant’s Total Position for which reinvestment of Dividends has been elected, then in such case, any such Dividends on such lesser number of shares shall be reinvested absent contrary instructions from the Participant.

ARTICLE VI

TREATMENT OF ACCOUNTS

Section 6.1. Changing Plan Options. A Participant may elect to change the Participant’s Plan options, including changing the number of shares (i.e., full, partial or none) of the Participant’s Total Position as to which Dividends will be reinvested, by delivering to the Administrator instructions or a new Enrollment Form to that effect. To be effective with respect to any Dividend payment, the instructions or Enrollment Form with respect to such Account Shares for which reinvestment has been elected must be received by the Administrator at least prior to the related record date. If the instructions or Enrollment Form are not received by the Administrator prior to the record date relating to such Dividend, the change may not become effective until after such record date.

Section 6.2. Right of Withdrawal. A Participant may, at any time or from time to time, withdraw from the Plan all or any part (other than fractions) of the Participant’s Account Shares by notifying the Administrator to that effect. Fractional shares may only be withdrawn in connection with a transfer to the Account of a Participant or a Person who becomes a Participant in accordance with Section 5.2 hereof or a termination of participation in the Plan in accordance with Section 6.3 hereof.

Withdrawal of Account Shares shall not affect reinvestment of Dividends, as provided in Section 2.2 and other applicable provisions herein, on the number of Account Shares withdrawn unless (i) the Participant is no longer the record holder of such Account Shares, (ii) such reinvestment election is changed by the Participant by delivering to the Administrator instructions or an Enrollment Form to that effect pursuant to Section 6.1 hereof or (iii) the Participant has terminated the Participant’s participation in the Plan.

Section 6.3. Right of Termination of Participation. A Participant may request termination of participation in the Plan by notifying the Administrator. The Administrator shall treat such request as a withdrawal of all of such Participant’s Account Shares pursuant to Section 6.2 hereof. The Administrator will withdraw all whole Account Shares from the Account of the Participant and continue to hold such shares in book-entry form under the Direct Registration System unless the Participant has requested the issuance of one or more stock certificates for, or the sale of, all or part of such shares. The Administrator will mail any such stock certificates to the Participant. In all cases of a Participant’s termination from the Plan, the Administrator, pursuant to Section 6.2 hereof, shall pay to the Participant an amount equal to the cash value of any fraction of a share credited to the Participant’s Account. Such fraction of a share shall be valued at the then current market price of the Common Stock, less any applicable fees. The Administrator shall mail such certificate, if applicable, and payment to the withdrawing Participant promptly after its receipt of such notification.

Section 6.4. Stock Splits, Stock Dividends and Rights Offerings. Any shares or other securities issued by the Company representing stock splits or other noncash distributions of Common Stock on Account Shares shall be registered directly in the Participant’s name on the stock records of the Company and credited to such Participant’s Account. Stock splits, combinations, recapitalizations and similar events affecting the Common Stock shall, as to shares credited to Accounts of Participants, be credited to such Accounts on a pro rata basis, and the number of Account Shares as to which the Participant has elected to reinvest any Dividends shall likewise be proportionately adjusted in such event.

In the event of a rights offering, a Participant shall receive rights based upon the total number of whole shares credited to the Participant’s Account. If any such rights are redeemed by the Company for cash, such cash shall be reinvested to the same extent as if it were a Dividend.

Section 6.5. Stockholder Materials; Voting Rights. The Company shall send or forward to each Participant all applicable proxy solicitation materials, other stockholder materials or consent solicitation materials. Participants shall have the exclusive right to exercise all voting rights respecting Account Shares credited to their respective Accounts. A Participant may vote any of the Participant’s whole or fractional Account Shares of which the Participant is the record holder in person or by proxy. A Participant’s proxy card shall include the Participant’s whole or fractional Account Shares and shares of Common Stock which have the right to vote of which the Participant is the record holder. Account Shares shall not be voted unless a Participant or the Participant’s proxy votes them. Unless the Participant notifies the Company in writing that it elects to withhold the Administrator’s authority, the Administrator is deemed to have the written authorization to appear in person or by proxy at any annual or special meeting of shareholders of the Company and to submit the Participant’s unvoted shares at the meeting for the sole purpose of determining a quorum.

Solicitation of the exercise of Participants’ voting rights by the management of the Company or others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of Participants’ tender or exchange offer rights by management of the Company or others shall also be permitted.

Section 6.6. Statements of Account. At least once during each calendar year, the Administrator shall send to each Participant a Statement of Account and may send additional Statements of Account to a Participant upon written request.

ARTICLE VII

CERTIFICATES AND FRACTIONS OF SHARES

Section 7.1. Certificates. A Participant may, at any time or from time to time, request a certificate for all or a portion of the Participant’s whole Account Shares and upon such request the Administrator shall promptly (and, in any event, within two Business Days of the receipt of such request) mail such a certificate to such Participant. The issuance of certificates may be subject to an additional fee as determined by the Administrator. Unless otherwise requested by the Participant, notwithstanding the issuance of such a certificate, the Participant will continue to have any Dividends reinvested in Common Stock on the same number of shares in the Participant’s Total Position as previously designated by the Participant.

Section 7.2. Fractional Shares. Fractions of shares of Common Stock shall be credited to Accounts; provided, however, that no certificate for a fraction of a share shall be distributed to any Participant at any time.

ARTICLE VIII

CONCERNING THE PLAN

Section 8.1. Suspension, Modification and Termination. The Company may by written notice to the Administrator and each affected Participant at any time and from time to time, at its sole option, (a) suspend or terminate the Plan and (b) modify or amend the Plan including to (i) permit Dividends on Common Stock to be reinvested in shares of Common Stock if a Participant so desires (including permitting a reinvestment pertaining only to a portion of the number of shares comprising the Participant’s Total Position, with the balance in cash, or the entire position), (ii) permit the Company to process payroll deductions for employees who are Participants, (iii) determine the extent to which the Company would pay the fees, costs and expenses of the Administrator, (iv) determine whether Account Shares will be certificated routinely or only on a Participant’s request or (v) increase or decrease the minimum amounts of initial cash investments pursuant to Section 2.3 or optional cash investments pursuant to Section 2.4 or to increase or decrease the “Maximum Amount” for optional cash investments pursuant to Section 2.4. Notwithstanding the foregoing, no such modification or amendment shall decrease the Account of any Participant or result in a distribution to the Company of any amount credited to the Account of any Participant; and provided, further, that no such modification or amendment shall affect the rights, duties or obligations of the Administrator without its prior written consent. Upon complete termination of the Plan, the Accounts of all Participants (or in the case of partial termination of the Plan, the Accounts of all affected Participants) shall be treated as if each such Participant had elected to terminate his participation in the Plan pursuant to Section 6.3 hereof. The Company shall promptly provide to the Administrator funds for payment to Participants in respect of a fractional share of Common Stock.

Section 8.2. Rules and Regulations. The Administrator may from time to time adopt such administrative rules and regulations concerning the Plan as it deems necessary or desirable for the administration of the Plan. The Administrator shall have the power and authority to interpret the terms and the provisions of the Plan and shall interpret and construe the Plan and reconcile any inconsistency or supply any omitted detail in a manner consistent with the general terms of the Plan and applicable law.

Section 8.3. Termination of a Participant. The Company may terminate, in its sole discretion, any Participant that utilizes the Plan to engage in short-term trading activities that cause aberrations in the trading volume of the Common Stock. The Company reserves the right to terminate participation in the Plan by otherwise eligible holders or beneficial owners of Common Stock in order to eliminate practices that are inconsistent with the purposes of the Plan or for any other reason. If a Participant does not have at least one whole Account Share, as determined by the Administrator from time to time, the Participant’s participation in the Plan may be terminated by the Administrator upon written notice to such Participant. Upon such termination, the Account of such Participant shall be treated as if the Participant elected to terminate participation in the Plan pursuant to

Section 6.3 hereof. The Company shall promptly provide to the Administrator funds for payment to Participants in respect of a fractional share of Common Stock.

Section 8.4. Cash Pending Investment. Dividends, optional cash investments, initial cash investments, policy owner benefits (including dividends) and commissions held pending investment in Common Stock pursuant to the Plan shall be held by the Administrator in a non-interest bearing account segregated from any other funds or monies of the Company or the Administrator.

Section 8.5. Notices and Payments. All notices, communications and other items (including Statements of Account, transaction notices and certificates) to be given or sent to a Participant may be mailed to such Participant to their address of record. If a Participant has authorized electronic delivery, the Administrator may send such notice electronically to a Participant’s email address of record. Any payment due to a Participant under the Plan may be made by check mailed to such Participant in accordance with the preceding sentence.

Section 8.6. Tax Payments. Notwithstanding anything herein to the contrary, the Administrator shall, to the extent required under applicable federal law, (i) deduct and withhold federal tax required to be deducted or withheld, if any, from dividends credited to a Participant’s Account (whether or not reinvested), from the proceeds of the sale of shares or rights or from other payments made under the Plan and (ii) prepare and file with the IRS and with Participants information returns reporting payments and sales made under the Plan and taxes withheld therefrom.

ARTICLE IX

[RESERVED]

ARTICLE X

PROMOTIONAL ACTIVITIES

Section 10.1. Registration Statement and Prospectus. The Company shall, at its expense, maintain the effectiveness of the, or as needed prepare and file a new, registration statement with the SEC under the Securities Act of 1933 and a prospectus thereof describing the Plan in its generalized form, including all material features, contractual terms and fee and processing arrangements. Such prospectus shall include a prominent statement on the cover to the effect that the services under the Plan are sponsored by the Company and administered by the Administrator, will indicate that the shares of Common Stock held in Accounts for Participants are not subject to protection under the Securities Investor Protection Act of 1970, as amended, and will inform recipients that they must make independent investment decisions based on their own judgment and research. A copy of the Plan may be included as part of the prospectus. The prospectus may not (a) encourage any Person to engage in any particular transactions, whether purchases or sales, (b) include any advice or recommendations or (c) contain any information not expressly permitted by this Section 10.1. Along with the prospectus, the Company may distribute to Participants a letter accompanying the prospectus that briefly references the Plan and refers such Participants to the prospectus for additional information. Any distribution of the prospectus must comply with the restrictions on promotional activities set forth in Section 10.2, other applicable terms and conditions of the Plan and applicable securities laws.

Section 10.2. Other Promotional Activities.

(a) The Administrator may not place any paid advertisements relating to the Plan. The Administrator may issue press releases announcing the Plan generally and may include brief descriptive summaries of transfer agent and Plan services in industry publications. Any such release or summary may describe briefly and generally the mix of Plan features, but may not identify the Company. In addition, the Administrator may make appearances at industry conferences to discuss transfer agent industry initiatives, including the features available under the Plan.

In providing information under the Plan, the Administrator may not offer any advice or recommendations regarding participation in the Plan or suggest that any Person use the Plan or effect any securities transactions. The Company may reference the existence of the Plan in its SEC filings, but will otherwise not communicate about the Plan except as may become necessary in special circumstances to fulfill the Company’s disclosure responsibilities.

(b) The Administrator may respond to inquiries concerning the Plan (including inquiries regarding the Company’s securities generally which are not specifically directed at the Plan) including unsolicited inquiries initiated by Persons who are not, at the time of the inquiry, policy owners, independent consultants, stockholders or employees or directors of the Company. In responding to such inquiries, the Administrator will not identify Participant account information except as requested by the inquiries, and then only as necessary to be responsive to the specific inquiry. The Administrator may, in compliance with the terms of the Plan and any applicable securities laws, in response to inquiries it receives regarding its securities generally which are not specifically directed at the Plan, include any prospectus and/or other materials (or any information contained therein) as part of such response. The Company shall refer all non-ministerial inquiries it receives regarding the Plan to the Administrator.

(c) Without limiting any provision of the Plan or the Company’s ability to distribute a prospectus to Participants, neither the Administrator nor the Company will engage in any “special selling efforts” within the meaning of Regulation M promulgated under the Exchange Act through the operation of the Plan or in connection with making information publicly available about the Plan.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1. Controlling Law. This Plan shall be construed, regulated and administered under the laws of the State of New York without regard to conflicts of laws principles.

Section 11.2. Acceptance of Terms and Conditions of Plan by Participants. Each Participant, as a condition of participation herein, for himself or herself, the Participant’s heirs, executors, administrators, legal representatives and assigns, approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Company and the Administrator hereunder.

Section 11.3. Company’s Role. Except as expressly set forth in the Plan, and for processing payroll deductions and assigned benefits and commissions to the extent policy owners, independent consultants, stockholders, employees or directors of the Company participate in the Plan, the Company will have no role in the administration or the processing of any transaction under the Plan. Without limiting any other provisions of the Plan, neither the Company nor its Affiliates may (a) make any bids, purchases, offers or sales for or of Common Stock under the Plan or (b) supply the Administrator or any broker or dealer executing purchases with Common Stock for purchase by Participants through the Plan. If the Company receives any optional cash investments or initial cash investments or assigned benefits or commissions which are intended to be invested pursuant to Article III hereof, it shall promptly transmit the funds so received to the Administrator, following the completion of its source of funds verification in accordance with its Anti-Money Laundering policies and procedures.

APPENDIX B

TABLE OF TRANSACTION TYPES, MINIMUM/MAXIMUM

INVESTMENT AMOUNTS, AND SERVICE AND TRADING FEES

TRANSACTION AND FEE TABLE

This Transaction and Fee Table describes the fees applicable to transactions and services under the Plan and includes any minimum and maximum investment amounts under the Plan.

Transaction Type	Minimum Investment	Maximum Investment	Service and Trading Fees (See Notes 1, 2 and 3)
Enrollment by non-stockholder (deducted from the first investment in the Plan)	N/A	N/A	$10.00

Initial Investment (via check)	$250.00	$120,000.00 per calendar year*	$5.00 plus $0.03/share

Initial Investment (via one-time online bank debit)	$250.00	$120,000.00 per calendar year*	$3.50 plus $0.03/share

Initial Investment (via periodic automatic deduction)**	$ 25.00	$120,000.00 per calendar year*	$2.00 plus $0.03/share

Optional Cash Investment (via check)	$ 25.00	$120,000.00 per calendar year*	$5.00 plus $0.03/share

Optional Cash Investment (via one-time online bank debit)	$ 25.00	$120,000.00 per calendar year*	$3.50 plus $0.03/share

Optional Cash Investment (via periodic automatic deduction)	$ 25.00	$120,000.00 per calendar year*	$2.00 plus $0.03/share

All Sales of Shares	N/A	N/A	$25.00 plus $0.12/share

Sale of a Fractional Share at Termination or Withdrawal	N/A	N/A	$25.00 plus $0.12/share

Dividend Reinvestment	N/A	N/A	Service and per share trading fees are paid by us on your behalf.

Returned Check or Failed Electronic Payment Fee***	N/A	N/A	$35.00

Customer Service Representative Assistance Fee for Sales	N/A	N/A	$15.00

Certificate Issuance	N/A	N/A	$25.00 per certificate

Customer Service Representative Assistance Fee for Certificate Issuance	N/A	N/A	$15.00

B-1

Notes:

1.

All per share trading fees include the applicable brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for the purposes of calculating the per share trading fee.

2.	All fees will be deducted from the funds to be invested or from the sales proceeds.
3.

The Internal Revenue Service may require that any per share trading fees incurred in the purchase of shares, paid by us on your behalf, be treated as dividend income to you and that such amounts paid for per share trading fees can be included in your cost basis of shares purchased.

*	For the purposes of applying this limit, all investments, including optional cash investments and initial investments, but excluding dividend reinvestments, will be aggregated.
**

Participation in the Plan by initial investment through periodic automatic deductions requires that you agree to continue the deductions for a minimum of ten (10) consecutive months or until the amount invested reaches $250.00.

***

If the investment is applied to purchase shares before the check or attempted automatic deduction from your bank account is rejected, your purchased shares will be sold and certain fees will be charged against the value of the shares in your account.

B-2

11,300,000 shares of Class A Common Stock

PROSPECTUS

November 28, 2018